Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is made and entered into as of July 29, 2007 (the “Effective Date”), by and between Vringo (Israel) Ltd., an Israeli company, with principal offices located in Bet Shemesh, Israel (hereinafter: the “Company”), and Jon Medved, Israeli I.D no.             , of Jerusalem, Israel (hereinafter: the “Executive”).

WHEREAS, the Company and the Executive desire to enter into a written employment agreement which will set forth the terms and conditions upon which the Executive shall be employed full-time by the Company as Chief Executive Officer.

NOW, THEREFORE, the Parties hereby agree, declare and covenant as follows:

1.	Preamble and Interpretation

The preamble to this Agreement constitutes an integral part hereof. The section headings are intended for convenience purposes only and shall not be used for the interpretation of this Agreement.

2.	Declaration of the Parties

The Parties hereby declare and affirm as follows:

2.1	The Agreement is personal and special, and reflects the relationship between the Company and the Executive, and thus, no general and/or special collective labor agreements shall apply to the relationship between the Parties.

2.2	The Agreement contains all the payments and/or benefits and/or other conditions of any kind to which the Executive is entitled from the Company, and the Executive shall not be entitled to any other remuneration and/or benefit from the Company, unless explicitly provided for hereunder. It is acknowledged and understood however that the Executive began his employment with the Company on April 1, 2006 (the “Start Date”) and therefore his tenure in the Company, for the purpose of examining his entitlement to severance payments which under law or under this Agreement, and for the purpose of calculating all such severance payments, commenced on the Start Date, and stands, as of the Effective Date, at approximately 16 months.

2.3	No practice and/or custom which applies between the Company and other employees, if any exist, shall apply to the relationship between the Executive and the Company unless explicitly incorporated into the Agreement, and then only to the extent so incorporated. If the Company grants to the Executive, on any occasion(s), any benefit of any kind, which is not specified in the Agreement, such grant shall not constitute a practice and/or custom and/or precedent between the Parties which shall obligate the Company similarly on additional and/or other occasions.

2.4	The Executive hereby represents towards the Company that:

(a)	no provision of any law, regulation, agreement or other document prohibits him from entering into this Agreement;

(b)	the execution and delivery of this Agreement and the fulfillment of the terms hereof will not constitute a default under or breach of any agreement or other instrument to which he is a party or by which he is bound, including without limitation, any confidentiality or non-competition agreement, and do not require the consent of any person or entity (including without limitation, of any academic institution).

3.	Description of Position

3.1	During the term hereof, the Executive shall provide services as the Chief Executive Officer to the Company. Without derogating from the generality of the foregoing, the Executive shall perform such further duties consistent with such position as shall, from time to time, be delegated or assigned to him by the Board of the Company.

3.2	The Executive shall perform his duties in accordance with the instructions of the Board, or any other person nominated by the Board, and shall be obligated to report to the Board of the Company or to any other person nominated by the Board.

4.	Obligations and Undertakings of the Executive

4.1	The Executive shall be employed by the Company in the framework of a full-time position, it being understood that the Executive has been and will be, from time to time, an active investor in and advisor to other start-up and business activities. The Executive undertakes during the period of his employment to devote the necessary attention, energies, talents, skills, knowledge and experience to the diligent and conscientious performance of his duties and responsibilities hereunder.

4.2	The Executive shall render his services in a faithful, responsible and competent manner—all in accordance with the terms and conditions set forth hereunder and with standards that may be established and maintained by the Company from time to time.

4.3	Save as provided hereunder, the Executive shall not receive in connection with his work for the Company any compensation or benefit of any kind from any source, including any customer or supplier of the Company, whether directly or indirectly.

4.4	The Executive undertakes to notify the Company in writing immediately regarding any matter in which he has a personal interest and which may potentially create a conflict of interest between himself and his work in the Company.

4.5	The Executive’s duties shall be in the nature of management duties that demand a special level of loyalty and do not enable the Company full control or supervision of his work hours and rest hours, and accordingly the Law of Work Hours and Rest, 5711-1951 shall not apply to the employment relationship between the Company and the Executive.

The Executive hereby declares and confirms that he is aware and agrees that his employment in the Company may require working at extra and unusual hours as well as on days of rest and holidays (other than the Jewish Sabbath and Holidays). The Executive undertakes to work overtime, at the request of the Company and in accordance with the needs of his position, and declares and confirms that the Salary and all other benefits to which the Executive is entitled in accordance herewith includes full compensation for any hours which the Executive will work in excess of the hours provided in the Law of Work and Rest Hours, 5711-1951, and the Executive shall not be entitled to any extra payment therefor.

5.	Compensation

5.1	In consideration for services to be performed by the Executive under this Agreement, the Company shall pay the Executive a gross monthly salary (from time to time, the “Salary”) of the New Israel Shekels (NIS) equivalent of US$18,750; provided however that the Board shall formally review such salary at least once annually, which review may include a bonus reflecting personal performance and the general success of the Company. The Salary shall be paid to the Executive by the ninth day of the month following the month for which it is due. Payment of the Salary shall be made in NIS, pursuant to the representative rate of exchange of the US Dollar, as at the time of payment.

5.2	All taxes, levies and other impositions with respect to any of the amounts which will be paid to or on behalf of the Executive under this Agreement, shall be borne by the Executive. The Company shall deduct and withhold income tax, health insurance and national insurance from the Executive’s Salary, and any other deductions or withholdings that may be required from time to time, pursuant to law.

5.3	Severance Pay and Manager’s Insurance Fund

5.3.1	Effective as of the Effective Date, the Company shall effect a manager’s insurance policy (the “Manager’s Policy”) for the Executive, and shall pay a sum equal to 15.83% of the Salary towards such Manager’s Policy, of which 8.33% will be on account of severance pay, up to 2.5% on account of disability insurance (the “Disability Policy”), and 5% on account of a pension fund (the “Pension Fund”). The Company shall deduct 5% from the Salary to be paid on behalf of the Executive towards such Pension Fund. If so requested by the Executive, and subject to applicable tax and other laws, the Company shall designate the Executive’s Manager’s Policy and/or Disability Policy which is/are in effect immediately prior to the execution of this Agreement as the respective Manager’s Policy and/or Disability Policy for the purposes of this Agreement.

5.3.2	Payments by the Company towards the Manager’s Policy under this Section 5.3 shall be on account of and not in addition to any statutory obligation to pay severance pay.

5.3.3	In the event that a portion of the contributions made under this Section 5.3 becomes subject to tax liability (the “Portion”), then the Executive will be given the option to have the Portion deducted from the contributions to be made hereunder and added to the Salary.

5.3.4	The aforementioned allocations shall be in lieu of any severance payment in compliance with the General Approval of the Minister of Labor pursuant to Section 14 of the Severance Payment Law of 1963, attached hereto as Exhibit A.

5.3.5	In the event of termination of the Executive’s employment by either the Executive or the Company, the Company shall transfer to the Executive’s possession the Manager’s Policy, provided that no such transfer shall be made under circumstances which would entitle the Company to deprive the Executive of severance pay under Israeli Law, including the breach of the confidentiality and non-competition provisions of this Agreement, and/or breach of fiduciary duties.

5.4	Further Education Fund (Keren Hishtalmut) Contributions

The Company shall, during the period of the Executive’s employment with the Company, make monthly contributions on behalf of the Executive to a recognized Further Education Fund (the “Keren Hishtalmut”) recognized by the Income Tax Authorities in an amount equal to 7.5% of the Salary. In addition, the Company shall deduct 2.5% of the Salary from the Salary which deduction shall also be paid to such Keren Hishtalmut. Subject to any tax payable in respect of such contributions to such Keren Hishtalmut (whether now applicable or arising under any future law), which shall be borne and paid solely by the Executive, all funds accumulating in the Keren Hishtalmut shall belong to the Executive, and upon the Executive’s written request, the Company shall submit a written request to the Keren Hishtalmut for the release of such funds to the Executive. In the event that a portion of the contributions made under this Section 5.4 becomes subject to tax liability (the “Portion”), then the Executive will be given the option to have the Portion deducted from the contributions to be made hereunder and added to the Salary.

6.	Certain Benefits

6.1	Expenses.

6.1.1 General. The Company will reimburse the Executive for all pre-approved expenses and disbursements incurred by him in carrying out his duties under this Agreement, in accordance with the regular practices of the Company regarding the reimbursement of such expenses and against the submission of the receipts therefor.

6.1.2 Car. The Company will pay all the maintenance, usage and related expenses with respect to the automobile used by the Executive during the employment period (the “Car”), up to a maximum of US$1,000 per month. All liability for any parking or traffic fines shall be borne by the Executive. The Executive shall be liable for any and all income tax liability applicable to his use of the Car.

6.1.3 Airfare. Executive shall travel business class when flying overseas.

6.2	Options. The Company’s parent company, Vringo, Inc. (“Parent”) shall grant the Executive options to purchase 125,000 shares of the Parent’s Common Stock, par value $0.01 per share (the “Common Stock”), on or about the execution hereof, subject to the terms of the Parent’s stock option plan and subject to the Executive executing the Parent’s standard form Option Agreement in respect thereof, which shall include standard provisions regarding the vesting of such options, including without limitation linking such vesting to continued employment hereunder.

7.	Parent Stock Repurchase Option

As of the date hereof, the Executive holds 800,000 shares of Common Stock of the Parent. The Executive hereby agrees that 500,000 of such shares (the “Restricted Shares”) shall be restricted by a right of repurchase set out in Exhibit B attached hereto. It is acknowledged that the remaining 300,000 shares are not subject to the restrictions of this Section 7 and Exhibit B. The Parent is hereby explicitly made a third-party beneficiary of this Section 7 and Exhibit B.

8.	Recuperation Pay; Sick Leave; Vacation

8.1	The Executive shall be entitled to recuperation pay (D’may Havra’a) according to the law.

8.2	The Executive shall be entitled to sick leave according to the law.

8.3	The Executive shall be entitled to 25 days of annual vacation according to applicable law, and may accrue up to 15 days in the aggregate. The Company will be closed on Saturday, for Jewish and Israeli holidays pursuant to the Company’s policies as in effect from time to time, and on Hol HaMoed of Pessach and Succot each day will only be a half day of work. Executive’s working week shall consist of 43 hours subject to Section 4.5.

9.	Termination of Employment

9.1

Each of the Company and the Executive shall each be entitled to bring the Executive’s employment to an end for any reason or for no reason by giving advance written notice (“Prior Notice”) to the other party of ninety (90) days (the “Notice Period”). In the event of a termination of the Executive’s employment hereunder by the Company without Cause pursuant to this Section 9.1, or in the event of resignation by the Executive for Good Reason, the Executive shall be entitled to receive severance payments, payable on a monthly basis in accordance with the Company’s normal payroll policies, in an amount equal to the then current Salary and benefits hereunder (less applicable mandatory withholding and other taxes) for a period equal to (i) six (6) months after the date of such termination or resignation, if terminated within the first eighteen (18) months following the Effective Date; (ii) nine (9) months after the date of such termination or resignation, if terminated after the first 18 months following the Effective Date; provided that if such termination or resignation took place after a Change of Control (as defined below), such severance payments shall be provided to Executive during a period equal to twelve (12) months after the date of such termination or resignation. Notwithstanding the foregoing, if Executive’s employment with the Company is terminated as a result of the Company ceasing all or substantially all of its business activities, then Executive shall not be entitled to receive any such severance payment.

9.2	Notwithstanding the above, the Company shall be entitled to dismiss the Executive immediately without Prior Notice upon the occurrence of any event in which severance payments can be denied to the Executive, whether in whole or in part, according to the law prevailing in Israel, from time to time (such events collectively with the event listed below, “Cause” hereunder), and in any one of the following events: (i) an indictment of the Executive of an offense constituting a felony or involving moral turpitude, theft or embezzlement, whether or not involving the Company; (ii) the breach by the Executive of any of his confidentiality and/or non-competition obligations under Sections 10 and 12 hereunder; or (iii) an act of Employee in bad faith towards the Company or any other breach of a fiduciary duty towards the Company or any breach of this Agreement. In such event the employment of the Executive shall cease immediately upon the notice provided by the Company and he shall be entitled to no further compensation under this Agreement that had not accrued by such termination.

9.3	The Executive undertakes that in the event he ceases to work for the Company, for any reason whatsoever, he will transfer, in an organized manner and according to the procedures determined by the Company, his position and the documents and projects which he is dealing with or are in his possession or under his control at such time, to whomever the Company shall determine, in a manner which will enable that person to responsibly perform the duties of the Executive and such that no damage will be caused to the Company. If such transfer of his position, documents and projects shall require the Executive to expend time on Company affairs after the expiration of the relevant Notice Period, the Executive shall be compensated for such time on an hourly basis.

10.	Confidentiality

10.1	The Executive hereby acknowledges that he may be exposed (in the framework of his employment with the Company) to research undertaken by the Company (the “Research”). The Executive hereby undertakes to keep secret and maintain in confidence at all times and to do everything in his power to prevent unauthorized disclosure of all information in his possession, brought to his knowledge or which he has acquired and/or will acquire regarding the Research and/or the Company. The Executive consents to refrain from disclosing to any third party, and not to, directly or indirectly, whether in writing or otherwise, communicate, publish, reveal, describe, allow access to, divulge or otherwise expose or make available to any person or entity, any work, report of work, or any other information concerning the Research, in whole or in part, or to present to any third party in any other manner any work, report or information in writing and/or orally, without prior written approval from the Company. The Executive hereby undertakes not to use any information regarding the Research for any purpose whatsoever.

10.2	The Executive further acknowledges that in the course of or as a result of, or otherwise in connection with, his engagement with the Company he may receive, learn, be exposed to, obtain, or have access to the Confidential Information (as defined below).

10.3	The Executive hereby declares and confirms that he is aware that the Confidential Information, as defined below, is highly confidential and sensitive and its disclosure will cause immeasurable damage and loss to the Company and its affiliates.

10.4	The term “Confidential Information” as used herein, shall mean all information regarding the Company and its affiliates and their respective business and operations, including, without limitation, any commercial, business, financial or technical information, any technology, know-how, inventions, developments, processes, methods, formulae, specifications, trade secrets, marketing, operations, plans, activities, business information, Company contracts and other documented materials, names of suppliers, distributors, agents, customers, business partners, sources, costs, software, designs, drawings, engineering, hardware configuration information and/or any other private, confidential and/or proprietary information with regard to the Company and its affiliates. The Executive recognizes that the Company may receive confidential or proprietary information from third parties, subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. In connection with such duties, such information shall be deemed Confidential Information hereunder, mutatis mutandis.

10.5	The Executive undertakes not to make any use of the Confidential Information other than for the purpose of fulfilling his obligations hereunder and to protect and maintain the Confidential Information in strict confidence at all times subject to the following provisions. The Executive shall not disclose, transfer, use, communicate, disseminate, publish, or in any other manner reveal or divulge, directly or indirectly, to any third party at any time during or after the term of this Agreement, the Confidential Information or any part thereof, for any purpose whatsoever, unless it is in fulfillment of the Executive’s position and undertakings hereunder and to the extent necessary.

10.6	Notwithstanding the foregoing, Confidential Information shall not include information which: (i) is in, or enters, the public domain otherwise than by reason of a breach hereof by the Executive or any third party; or (ii) is required to be disclosed pursuant to an order of a court of competent jurisdiction or by applicable law or regulation, provided however, that in such event, the Executive be obliged to inform the Company of such disclosure as soon as possible and the Executive shall disclose only that portion of information required by law to be disclosed.

10.7

All Confidential Information made available to, received by, or generated by the Executive shall remain the exclusive property of the Company, and no license or other rights in or to the Confidential Information are granted hereby. All files, records, documents, drawings, specifications, equipment, notebooks, notes, memoranda, diagrams, blueprints, bulletins, formula, reports, analyses, computer programs, and other data of any kind relating to the business of the Company, whether prepared by the Executive or otherwise coming into his possession, and whether classified as Confidential Information or not, shall remain the exclusive property of the Company. Upon the earlier to occur of the termination or expiration of this Agreement, or upon request by the Company, the Executive shall promptly turn over to the Company all such files, records, documents, drawings, specifications, equipment, notebooks, notes, memoranda, diagrams, blueprints, bulletins, formulae, reports, analyses, computer progress and other data of any kind concerning the Company which the Executive obtained, received or prepared pursuant to this Agreement.

10.8	For the purpose of this Section 10 the term Company shall include any subsidiaries or parent companies of the Company.

11.	Development Rights

11.1	In this Section, “Inventions” shall mean: All inventions, processes, technology, formulae, patents, improvements, mask works, modifications, discoveries, concepts, ideas, techniques, methods, know-how, designs, and enhancements, products, specifications and drawings, computer programs, whether or not patentable or otherwise protectable, and all intellectual property rights associated therewith (including copyrights, trade secrets and trademarks), which are invented, made, developed, discovered, conceived or generated in whole or in part, by the Executive, independently, or jointly with others, during the period of Executive’s employment by the Company, or which are either:

11.1.1	related to the Company’s business or research and development, and invented, made, developed, discovered, or conceived prior to the Executive’s employment by the Company; or

11.1.2	developed in whole or in part with the use of any of the Company’s equipment, supplies, facilities (or with facilities rented by the Company or outsourced), or proprietary information.

11.2	The Executive shall promptly disclose to the Company all Inventions and keep records relating to the conception and reduction to practice of all Inventions. Such records shall be the sole and exclusive property of the Company, and the Executive shall surrender possession of such records to the Company upon any suspension or termination of the Executive’s employment with the Company.

11.3	The Executive hereby agrees and declares that all Inventions and any and all rights, title and interests in and to the Inventions, including, without limitation all intellectual property rights associated therewith (such as copyrights, patents, mask work rights, etc.) shall be the sole and exclusive property of the Company.

The Executive hereby assigns and will in the future assign to the Company (if and to the extent required) all rights, title and interest worldwide he may have or acquire in all Inventions and in all intellectual property rights based upon such Inventions or derived therefrom, and agrees that all Inventions and all intellectual property rights based on such Inventions or derived therefrom shall be the sole property of the Company and its assignees, and the Company and its assignees shall be the sole owner of all intellectual property rights and other rights in connection therewith.

11.4	The Executive shall have no rights, claims or interest of whatsoever kind, in the Inventions or with respect thereto, nor shall the Executive be entitled to any additional compensation and consideration for fulfilling his duties under this Section 11 or with respect to the Inventions.

11.5	The Executive shall during and after the term of this Agreement provide the Company with all reasonable information, documentation, and assistance, including the preparation or execution, as applicable of documents, declarations, assignments, drawings and other data, that the Company may request in order to perfect, enforce, or defend the proprietary rights based on the Inventions or derived therefrom and to effectuate its title and interest therein. All such actions and assistance shall be provided at the reasonable expense of the Company if occur after termination of Executive’s employment with the Company. In addition, if the Company is unable because of the Executive’s mental or physical incapacity or for any other reason to secure Executive’s signature to application for any Israeli or foreign patent or copyright registration covering Inventions or original works of authorship assigned to the Company as set forth above, Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Executive’s agent and attorney-in-fact, to act on behalf of and in Executive’s stead to execute and file any such application and to do all other lawfully permitted acts to further the prosecution and issuance of letter patent or copyright registration thereon with same legal force and effect as if executed by Executive.

11.6	For the purpose of this Section 11 the term Company shall include any subsidiaries thereof or any parent companies of the Company.

12.	Non-Competition

12.1	The Executive undertakes that for so long as he is employed by the Company, he will not be involved, whether directly or indirectly, in any manner, in any other research, activity or business conflicting with the business of the Company.

12.2	The Executive further undertakes in consideration for a portion of his salary and benefits, that for a period of 12 months following termination or expiration of his employment with the Company, he will not be involved, directly or indirectly, in any way, in any research, activity or business which is competitive with the Company or its business in the specific field of its business, including without limitation the development, production, marketing, distribution and sales of any products and/or services relating to its specific field of business, which compete with the products and/or services developed, or produced by or for the Company and/or marketed, distributed or sold by the Company in its specific field of business.

The Executive hereby expressly acknowledges that the business and operating market of the Company is worldwide, and consequently the obligations prescribed in this section shall apply on a worldwide basis.

For the purpose of this Section 12 “directly or indirectly” includes doing business as an owner, an independent contractor, shareholder, director, partner, manager, agent, employee or advisor, but does not, however, include the holding of up to 2% of free market shares of publicly traded companies.

12.3

The Executive also hereby undertakes that for a period of 12 (twelve) months after the termination of the Executive-employer relationship between himself and the Company for any reason whatsoever, he will not employ, offer to employ or otherwise engage or solicit for employment any person who is or was, during the 12 (twelve) month period prior to the termination of Employee’s employment with the Company, an employee or exclusive consultant, an exclusive supplier or exclusive contractor of the Company, and shall not conduct, whether directly or indirectly, any activity which intervenes in the relationship between the Company and any of its employees, contractors, suppliers or consultants. This Section 12.3 shall not apply if the Company has ceased all of its operations. Furthermore, this Section 12.3 shall not prohibit the Executive from employing, offering to employ or otherwise engaging or soliciting for employment any person who was terminated by Vringo for reasons other than a material breach by such person, provided that for purposes of this section the Company’s determination as to such material breach shall be conclusive and final.

12.4	For the purpose of this Section 12 the term Company shall include any subsidiaries or parent companies of the Company.

12.5	The Executive acknowledges that the provisions of Sections 10-12 are reasonable and necessary to legitimately protect the Company’s Confidential Information and property (including intellectual property and goodwill).

13.	Miscellaneous

13.1	Entire Agreement. This Agreement fully embraces the legal relationship between the Parties with respect to the subject matter hereof, and no previous agreements, memorandum of agreements, including without limitation that certain Employment Agreement by and between the parties dated April 1, 2006 which is hereby cancelled and superseded hereby, negotiations, promises, consents, undertakings, representations, warranties or documents which were applied, exchanged or signed by or between any of the Parties prior to the signing of this Agreement, shall have any force or effect.

13.2	Waiver. The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same. No waiver by any Party of the breach of any of the terms or covenants in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any breach, or a waiver of any of the terms or covenants contained herein.

13.3	Modification. There will be no validity to any change in this Agreement, and none of its conditions can be amended other than by a written document containing the signatures of both Parties.

13.4	Notice. The addresses of the Parties for the purposes of this Agreement will be as detailed in the Preamble to it, and any notice which is sent via registered mail from one Party to the other, according to the said address, will be considered as if it were received by the addressee 72 hours after it was sent for delivery at a post office in Israel, and if delivered by hand, at the time at which it was delivered.

13.5	Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

13.6	Inure to the Benefit. This Agreement shall inure to the benefit of the Company and its successors and assigns.

13.7	Severability. If any provision in this Agreement (or portion thereof) shall be found or be held to be invalid or unenforceable, then the meaning of said provision shall be construed, to the extent feasible, so as to render the provision enforceable, and if no feasible interpretation would save such provision, it shall be severed from the remainder of this Agreement which shall remain in full force and effect unless the severed provision is essential and material to the rights or benefits received by any Party. In such event, the Parties shall use best efforts to negotiate, in good faith, a substitute, valid and enforceable provision or agreement which most nearly effects the Parties’ intent in entering into this Agreement. In the event that the scope or duration of the Executive’s obligations under this Agreement is deemed to exceed the scope or duration permitted by law, the maximum scope or duration permitted by law shall substitute for the former.

13.8	Survival. It is hereby clarified that any and all provisions herein which by their terms and/or by their nature, should operate or should have effect following the termination of the Executive’s employment hereunder or the termination or expiration of this Agreement, including without limitation, the provisions of Sections 10, 11 and 12 herein, shall survive any such termination.

13.9	Breach of Obligations. The Executive is aware that a breach of his obligations in Sections 10 and 12 of this Agreement, or part of them, will cause the Company and/or the companies related thereto, serious and irreparable damage, and therefore hereby agrees, that if such breach occurs, the Company shall be entitled without prejudice, to take all legal means necessary, and all and any injunctive relief as is necessary to restrain any further or continuing breach.

13.10	Choice of Law and Jurisdiction. This Agreement shall be governed by, and construed in accordance with the laws of the State of Israel, and the competent courts of Jerusalem shall have exclusive jurisdiction to the exclusion of all other courts, in all matters which pertain to this Agreement.

13.11	Notification of Employment Terms. It is agreed that this Agreement constitutes, inter alia, notification under the Notification to Employee (Employment Terms) Law, 5762-2002. It is clarified that nothing in the Agreement derogates from any right to which the Executive is entitled under any law, extension order, collective agreement, if and to the extent applicable.

14.	Definitions. For the purposes hereof:

(a) “Change in Control” shall mean (i) the sale, conveyance, exchange, license or other transfer of all or substantially all of the intellectual property or assets of the Parent, (ii) any acquisition of the Parent by means of a consolidation, stock exchange, merger or other form of corporate reorganization of the Parent with any other corporation in which the Parent’s stockholders prior to the consolidation or merger own less than a majority of the voting securities of the surviving entity or (iii) any transaction or series of related transactions following which the Parent’s stockholders prior to such transaction or series of related transactions own less than a majority of the voting securities of the Parent (excluding the issuance of equity securities solely for capital raising purposes); provided that in each case that a reorganization by the Company shall not constitute a “Change in Control”.

(b) “Good Reason” shall mean (i) a significant reduction without Executive’s written approval in the Salary and/or benefits taken as a whole under this Agreement unless the salaries and benefits of all management are reduced as part of a decision of the Board to cut expenses by implementing broad cost-cutting measures in response to company or market conditions and/or (ii) Executive’s removal as CEO of the Company and the Parent without Cause when a replacement for him in such position is approved by the Parent’s Board of Directors including a director appointed by the holders of the majority of the issued and outstanding shares of Series B Preferred Stock of the Parent.

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The Parties hereto have hereunto set their hands and signatures on this Employment Agreement as of July 29, 2007:

COMPANY Vringo (Israel) Ltd.		JON MEDVED

	/S/ DAVID GOLDFARB	/S/ JON MEDVED

By:	/S/ DAVID GOLDFARB
Title:	CTO

Agreed and Acknowledged in respect of Sections 6.2, 7 and Exhibit B.

Vringo, Inc.

/S/ DAVID GOLDFARB

By:	/S/ DAVID GOLDFARB
Title:	CTO

EXHIBIT A

GENERAL APPROVAL REGARDING PAYMENTS BY EMPLOYERS TO A PENSION FUND AND INSURANCE FUND IN LIEU OF SEVERANCE PAY UNDER THE SEVERANCE PAY LAW, 5723-1963

By virtue of my power under Section 14 of the Severance Pay Law, 5723-1963 (hereinafter: the “Law”), I certify that payments made by an employer commencing from the date of the publication of this approval for the sake of his employee to a comprehensive pension provident fund that is not an insurance fund within the meaning set forth in the Income Tax Regulations (Rules for the Approval and Conduct of Provident Funds), 5724-1964 (hereinafter: the “Pension Fund”) or to managers’ insurance which includes the possibility to receive annuity payments or a combination of payments to a non-annuity fund under an insurance fund as aforesaid, (hereinafter: the “Insurance Fund”), including payments made by the employer by a combination of payments to a Pension Fund and an Insurance Fund whether or not the Insurance Fund included an annuity plan (hereinafter: “Employer’s Payments”), shall be made in lieu of severance pay due to said employee with respect to the salary from which said payments were made and for the period they were paid (hereinafter: the “Exempt Salary”), provided that all the following conditions are fulfilled:

(1) The Employer’s Payments -

(a) to the Pension Fund are not less than 14 1/3% of the Exempt Salary or 12% of the Exempt Salary if the employer pays, for the sake of his employee, in addition thereto, payments to supplement severance pay to a severance pay provident fund or to an Insurance Fund in the employee’s name, in the amount of 2 1/3 % of the Exempt Salary. In the event that the employer has not paid the above mentioned 2 1/3% in addition to said 12%, his payments shall come in lieu of only 72% of the employee’s severance pay;

(b) to the Insurance Fund are not less than one of the following:

(i) 13 1/3% of the Exempt Salary, provided that, in addition thereto, the employer pays, for the sake of his employee, payments to secure monthly income in the event of disability, in a plan approved by the Commissioner of the Capital Market, Insurance and Savings Department of the Ministry of Finance, in an amount equivalent to the lower of either an amount required to secure at least 75% of the Exempt Salary or in an amount of 2 1/2% of the Exempt Salary (hereinafter: “Disability Insurance Payment”);

(ii) 11% of the Exempt Salary, if the employer paid, in addition, the Disability Insurance Payment; and in such case, the Employer’s Payments shall come in lieu of only 72% of the employee’s severance pay. In the event that the employer has made payments in the employee’s name, in addition to the foregoing payments, to a severance pay provident fund or to an Insurance Fund in the employee’s name, to supplement severance pay in an amount of 2 1/3% of the Exempt Salary, the Employer’s Payments shall come in lieu of 100% of the employee’s severance pay.

(2) No later than three months from the commencement of the Employer’s Payment, a written agreement was executed between the employer and the employee, which includes:

(a) the employee’s consent to an arrangement pursuant to this approval, in an agreement specifying the Employer’s Payments, the Pension Fund and the Insurance Fund, as the case may be; said agreement shall also incorporate the text of this approval;

(b) an advance waiver by the employer of any right which he may have to a refund of monies from his payments, except in cases in which the employee’s right to severance pay was denied by a final judgment pursuant to Section 16 or 17 of the Law, and in such a case or in cases in which the employee withdrew monies from the Pension Fund or Insurance Fund, other than by reason of an entitling event; for these purposes an “Entitling Event” means death, disability or retirement at or after the age of 60.

(3) This approval shall not derogate from the employee’s right to severance pay pursuant to any law, collective agreement, extension order or employment agreement with respect to compensation in excess of the Exempt Salary.

15th Sivan 5758 (June 9th, 1998).

EXHIBIT B

REPURCHASE OPTION

Capitalized but undefined terms in this Exhibit shall have the meanings ascribed to them in the Employment Agreement to which this Exhibit is attached.

1.	Basic Right.

(a) Right of Repurchase. In the event of the termination of Executive’s employment hereunder by the Company for Cause, or by Executive without Good Reason, the Parent or any of its assignees or transferees shall have a right (but not an obligation) (the “Right of Repurchase”) to repurchase all or any portion of the Restricted Shares that are then Unvested Shares at a price per share equal to US$0.01 (the “Purchase Price”). The Right of Repurchase shall be exercisable during the 90-day period beginning at the end of the Notice Period (the “Repurchase Period”). Subject to the provisions of Subsection 1(b) below, all of the Restricted Shares shall initially be subject to the right or repurchase set forth in this Section 1(a) (“Unvested Shares”). All Restricted Shares for which the Right of Repurchase has lapsed pursuant to Subsection 1(b) below shall no longer be Unvested Shares.

(b) Lapse of Repurchase Right. The Right of Repurchase shall lapse as to 1/36 of the Unvested Shares outstanding as of the date hereof when the Executive completes each month of continuous employment following the execution of the Agreement. Notwithstanding the above, all of the remaining Unvested Shares shall be freed from the Right of Repurchase (A) if (i) the Parent is subject to a Change in Control and (ii) (a) the Right of Repurchase is not assumed by the acquirer or (b) the Executive’s employment with the Company is terminated without Cause within 12 months after the Change in Control; other than as set forth above, the Right of Repurchase shall not lapse with respect to any additional Restricted Shares after the effective date of the Executive’s termination or resignation, or (B) if the Executive’s employment with the Company is terminated without Cause, or (C) if the Executive’s resigns for Good Reason, or (D) if Executive dies.

(c) Exercise of Repurchase Right. The Parent or any of its assignee(s) or transferee(s) may exercise its Right of Repurchase for some or all Unvested Shares by giving written notice to the Executive prior to the expiration of the Repurchase Period. The notice shall set forth the date on which the repurchase is to be effected. Such date shall not be more than 15 Business Days after the date of the notice. The certificate(s) representing the Unvested Shares to be repurchased shall, prior to the close of business on the date specified for the repurchase, be delivered to the Parent properly endorsed for transfer. The Parent or its assignee(s) or transferee(s) shall, concurrently with the receipt of such certificate(s), pay to the Executive the aggregate Purchase Price for the Unvested Shares being repurchased. Notwithstanding the foregoing, the Parent or its assignee(s) or transferee(s) shall be deemed to have exercised their Right of Repurchase with respect to all of the Unvested Shares at the close of the Repurchase Period unless the Parent notifies the Executive in writing prior to the end of the Repurchase Period that the Right of Repurchase will not be exercised with respect to some or all of the Unvested Shares.

(d) Termination of Rights as Shareholder. If the Right of Repurchase is exercised in accordance herewith and the Parent pays to Executive the aggregate Purchase Price for the Unvested Shares to be repurchased, then the Executive shall no longer have any rights as a holder of the Unvested Shares (other than the right to receive payment of such consideration).

Such Unvested Shares shall be deemed to have been repurchased pursuant hereto, whether or not the certificate(s) therefor have been delivered to the Parent.

(e) Additional or Exchanged Securities and Property. In the event of the declaration of a share dividend, the declaration of an extraordinary dividend payable in a form other than shares, a spin-off, a share split, an adjustment in conversion ratio, a recapitalization, a merger or consolidation of the Parent with or into another entity or any other corporate reorganization or similar transaction affecting the Parent’s outstanding securities, any new, substituted or additional securities or other property (including money paid other than as an ordinary cash dividend) that by reason of such transaction are distributed with respect to any Unvested Shares or into which such Unvested Shares thereby become convertible shall immediately be subject to the Right of Repurchase, subject to the partial or full acceleration rules set forth in Section 1(b) above in the event of a Change in Control. Appropriate adjustments to reflect the distribution of such securities or property shall be made to the number and/or class of the Unvested Shares. Appropriate adjustments shall also be made to the Repurchase Price, provided that the aggregate purchase price payable for the Unvested Shares shall remain the same. For the avoidance of doubt, in the event of a merger or consolidation of the Parent with or into another entity or any other corporate reorganization, the Right of Repurchase may be exercised by the Parent’s successor.

(f) Transfer of Unvested Shares. The Executive shall not transfer, assign, encumber or otherwise dispose of any Unvested Shares, except that the Executive may transfer Unvested Shares (i) by will or intestate succession or (ii) to the Executive’s immediate family and/or to a trust established by or for the Executive, and maintained, principally for the benefit of the Executive and/or the Executive’s immediate family (each of such transferees, a “Permitted Transferee”). Unvested Shares held by a Permitted Transferee shall be subject to the Right of Repurchase (and the lapsing thereof) in the same manner as if held by the Executive based on the Executive’s employment and the transfer shall not be made effective until the Permitted Transferee agrees in writing on a form prescribed by or reasonably acceptable to the Parent stating the same.

2.	Additional Transfer Restrictions

(a) Securities Law Restrictions. The Parent at its discretion may impose restrictions upon the sale, pledge or other transfer of the Restricted Shares (including the placement of appropriate legends on share certificates or the imposition of stop-transfer instructions) if, in the judgment of the Parent, such restrictions are necessary or desirable in order to achieve compliance with the United States Securities Act of 1933, as amended (the “Securities Act”), the securities laws of any state or any other law.

(b) Rights of the Parent. The Parent shall not be required to (i) transfer on its books any Restricted Shares that have been sold or transferred in contravention of this Agreement or (ii) treat as the owner of Restricted Shares, or otherwise to accord voting, dividend or liquidation rights to, any transferee to whom Restricted Shares have been transferred in contravention of this Agreement.